Exhibit 21.1

Subsidiaries of Cavan Maritime Limited

Cavan Sussex L.L.C.

Cavan Enterprise L.L.C.

Cavan Orchid L.L.C.

Cavan Paige L.L.C.

Cavan Anita L.L.C.

Cavan Koby L.L.C.